SHARE SUBSCRIPTION FACILITY AGREEMENT

THIS AGREEMENT is made on	19 January 2016

BETWEEN:

(1)	WISeKey International Holding Ltd, a Company registered in Switzerland whose registered address is at General-Guisan-Strasse 6, 6300 Zug (the “Company”);

(2)	GEM Global Yield Fund LLC SCS (together with its permitted successors and assigns), a company incorporated under the laws of Luxembourg whose registered office is at 412F, route d’Esch, L-2086 Luxembourg (the “Purchaser”); and

(3)	GEM Investments America, LLC., a company incorporated in Delaware whose principal place of business is at 590 Madison Avenue, 36th Floor, New York, NY 10022, USA (“GEMIA”).

Whereas:

(A)	The Company intends to launch, among other things, a share exchange offer for all issued and outstanding shares of WISeKey SA in order for it to become the top holding company of the WISeKey group and list its Ordinary Shares (as defined herein) on SIX Swiss Exchange. In addition to Ordinary Shares, the Company will have special voting stock in the form of Class A Shares, each with a par value of CHF 0.01, which will not be listed;

(B)	The Purchaser wishes to grant the Company an option to require it to subscribe, on the terms and subject to the conditions set out in this Agreement, for Ordinary Shares in the Company at an aggregate subscription price of up to CHF 60,000,000.

(C)	The Purchaser is to be entitled to receive, on the terms set out in this Agreement, warrants to subscribe for Ordinary Shares in the Company.

(D)	The Share Providers wish to provide Ordinary Shares to the Purchaser on the terms set out in this Agreement.

It is agreed:

1.	Definitions and Interpretation

1.1	Defined Terms

The following terms used in this Agreement shall, unless the context otherwise requires, bear the following meanings:

“Affiliate”	with respect to any Person, any other Person that gives or receives non-binding investment directions or recommendations to or from such Person or any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, and for the purpose of this definition, ‘control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) shall be interpreted in accordance with Article 963 of the Swiss Code of Obligations;

“Black Scholes Value”	as at any date, the value of the Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the relevant date and reflecting (1) a risk-free interest rate corresponding to the treasury rate for a period equal to the remaining term of the Warrant as of such date of request, (ii) an expected volatility equal to the greater of 60% and the 100 day volatility obtained from the HVT function on Bloomberg as of the day immediately following the relevant date and (iii) the underlying price per Ordinary Share used in such calculation shall be the Closing Bid Price on the relevant date

“Bloomberg”	Bloomberg Financial Markets;

“Business Day”	any day (except any Saturday or Sunday) on which banks in the City of Zurich and New York are generally open for business;

“CHF”	the lawful currency of Switzerland;

“Class A Shares”	has the meaning given in clause 6.1(b);

“Closing Bid Prices”	for Ordinary Shares as of any date, the last closing bid price for such shares on the Principal Market as reported by Bloomberg or, if no such closing bid price is reported for such shares by Bloomberg, the last such closing trade price of such shares that is reported by Bloomberg, in each case appropriately adjusted for any Variations (to the extent that any such Variation has not already been reflected in such closing bid or trade price);

“Closing Date”	shall have the meaning given to it in clause 4.4;

“Closing Date Notice”	a notice from the Purchaser to the Company in the form set out in Exhibit B pursuant to clause 3;

“Commitment Period”	the period commencing on the date of this Agreement and expiring on the earlier of: (a) the fifth anniversary of the date of this Agreement; and (b) the date on which the Purchaser has subscribed for Ordinary Shares with an aggregate Subscription Price of CHF 60,000,000 pursuant to this Agreement;

“Daily Trading Volume”	with respect to any Trading Day, the trading volume of the Ordinary Shares on the Principal Market, as reported by Bloomberg, provided that block trades as identified by Bloomberg under the code ‘‘BTR” or of a similar type and trades of 25,000 or more Ordinary Shares shall be disregarded for the purpose of calculating such trading volume;

“Designated Officer”	any director of the Company, the secretary of the Company or such other person as is designated by the board of directors of the Company in writing;

“Draw Down Amount”

the aggregate number of Ordinary Shares stated in each Subscription Notice (which number may be different in each Subscription Notice) that the Company wishes the Purchaser to subscribe for provided that:

(i)             the Draw Down Amount in each Subscription Notice shall not exceed 1000 per cent of the average Daily Trading Volume during the 15 Trading Days immediately preceding the relevant Notice Date; and

(ii)           the Draw Down Amount in any Subscription Notice shall not exceed such amount as, when multiplied by 90 per cent of the Closing Bid Price on the Trading Day immediately prior to the relevant Notice Date and then added to the aggregate Subscription Price of all the Ordinary Shares subscribed for pursuant to all prior Closing Notices, would be equal to CHF 60,000,000;

“Fee”	has the meaning given in clause 2.4(a);

“Floor Price”	a price set by the Company in each Subscription Notice (which price may be different In each Subscription Notice) below which the Company does not wish to issue Ordinary Shares pursuant to such Subscription Notice. The Parties agree that at no time shall the Floor Price be set below CHF 10.00, unless agreed by the Company;

“Group”	the Company and its Subsidiaries collectively and any body corporate which directly or indirectly controls or is under common control with the Company, collectively;

“Knockout Day”	any Trading Day during a Pricing Period: (a) on which: (i) the amount equal to 90 per cent of the Closing Bid Price is less than the applicable Floor Price; or (ii) the Ordinary Shares are not traded on the Principal Market; or (b) in respect of which the Purchaser makes an election in accordance with clause 2.3;

“Lien”	with respect to any asset, any mortgage, lien, pledge, encumbrance, charge or security interest of any kind in or on such asset or the revenues or income therefrom save in so far as they arise or are created by operation of law or in the normal course of trading;

“Listing”	admission to listing and trading (if applicable) on the Principal Market, and the term “Listed” shall be construed accordingly;

“Listing Date”	has the meaning given in clause 5.1;

“Listing Rules”	the rules (including any rules of the Principal Market and any relevant listing authority) applicable to a Listed company from time to time;

“Material Adverse Event”	any event or series of events which has led or may reasonably be expected to lead to (a) any material adverse effect on the business, operations, properties, financial condition or prospects of the Group, taken as a whole, (b) the Company being prohibited from performing or otherwise materially interfere with the authority or ability of the Company to perform its obligations under or in respect of this Agreement, the Warrant Agreement or the Ordinary Shares, (c) the Ordinary Shares ceasing to be Listed, or (d) the Listing of the Ordinary Shares, or trading in Ordinary Shares on the Principal Market, being suspended for five or more consecutive Trading Days;

“Material Change in Ownership”	any sale or disposal of Ordinary Shares or other transaction or event which results in the officers and directors of the Company for the time being collectively owning less than 10 per cent of the Company’s voting rights from time to time;

“Articles”	the Articles of Association (or equivalent constitutional documents) of the Company (as amended from time to time);

“Notice Date”	the date of delivery, in accordance with clause 10.5, of the applicable Subscription Notice;

“Ordinary Shares”	the ordinary shares of the Company with a par value of CHF 0.05 (also referred to as “Class B Shares’) each from time to time in issue and “Ordinary Shareholders” shall be construed accordingly

“Paid Amount”	has the meaning given in clause 2.4(f);

“Person”	an Individual or a corporation, a general or limited partnership, a trust, an incorporated or unincorporated association, a joint venture, a limited liability company, a limited liability partnership, a joint stock company, a government (or an agency or political subdivision thereof) or any other entity of any kind;

“Pricing Period”	the period of 15 Trading Days following the Notice Date of the applicable Subscription Notice;

“Pricing Period Obligation”	with respect to any Pricing Period, a number of Ordinary Shares equal to the Draw Down Amount divided by 15 and multiplied by the number of Trading Days during the Pricing Period which are not Knockout Days;

“Principal Market”	the SIX Swiss Exchange or any other stock exchange in the European Economic Area on which the Ordinary Shares may be listed;

“Promissory Note”	a promissory note to GEMIA in the form set out in Exhibit D;

“Provided Shares”	has the meaning given in clause 4.2(a);

“Reduced Fee”	has the meaning given in clause 2.4(a);

“Required Approvals”	shall have the meaning given in clause 6.1(g);

“Securities Act”	the United States Securities Act of 1933, as amended;

“Settlement System”	SIX SIS, the system for electronic settlement of trades in Ordinary Shares on the Principal Market;

“Share Provision”	has the meaning given In clause 4.2(c);

“Solvent”	with respect to any Person on a particular date, such Person not being deemed unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986;

“Subscription Notice”	a notice from the Company to the Purchaser executed by a Designated Officer in the form set out in Exhibit A delivered on any Trading Day during the Commitment Period pursuant to clause 2.1;

“Subscription Price”	with respect to any Pricing Period, 90 per cent of the average of the Closing Bid Prices during such Pricing Period, ignoring for the purposes of such calculation any Knockout Day;

“Subsidiary”	any Person which is a subsidiary of the Company pursuant to Article 963 of the Swiss Code of Obligations.

“Trading”	trading of the Ordinary Shares on the Principal Market;

“Trading Day”	a day on which the Principal Market is open and remains open for not less than five hours;

“Warranties”	the statements made in clause 6.1;

“Warrants”	the Warrants to be issued pursuant to this Agreement in the form set out in Exhibit E.

“Warrant Agreement”	the warrant agreement in respect of Ordinary Shares to be entered into pursuant to this Agreement in the form set out in Exhibit E;

“Warrant Payment”	shall have the meaning set out in clause 5.2

1.2	References

References to clauses, Schedules and Exhibits are, save where the context otherwise requires, to clauses of and schedules and exhibits to this Agreement.

1.3	Including Without Limitation

Phrases introduced by the word “including” and similar expressions do not limit the scope of the meaning of the words to which they relate.

2.	Subscription Notice

2.1	Delivery of Subscription Notice

Subject to the satisfaction (or waiver In writing by the Purchaser) of the conditions set forth in clause 2.2, on any Trading Day during the Commitment Period, the Company shall be entitled to issue a Subscription Notice to the Purchaser. The Subscription Notice shall be delivered to the Purchaser in accordance with the notice provisions of clause 10.5 and shall:

(a)	specify the Draw Down Amount;

(b)	specify the Floor Price; and

(c)	contain a certificate, signed by a Designated Officer, certifying that all conditions precedent to the delivery of a Subscription Notice have been satisfied or waived in writing by the Purchaser.

Each Subscription Notice shall be irrevocable. The Company may issue as many Subscription Notices as it may elect during the Commitment Period, but, after delivery of a Subscription Notice, may not, without the prior consent of the Purchaser, thereafter deliver a further Subscription Notice until the expiry of the Pricing Period relating to the Subscription Notice already delivered.

2.2	Conditions Precedent to the Delivery of a Subscription Notice

The Company may deliver a Subscription Notice only if the following conditions have been and remain satisfied (or waived by the Purchaser in writing in respect of the relearnt Subscription Notice):

(a)	The Ordinary Shares must be Listed on the SIX (Swiss Stock Exchange);

(b)	The Company shall have delivered and the Purchaser shall have received an original of the Agreement, Promissory Note and Warrant Agreement;

(c)	the Warrants have been duly issued in favour of and a warrant certificate in respect thereof has been delivered to the Purchaser;

(d)	the Provided Shares relating to the relevant Subscription Notice have been delivered to the Purchaser’s account, to the satisfaction of the Purchaser;

(e)	the Promissory Note has been duly executed and delivered to GEMIA;

(f)	the Ordinary Shares remain Listed;

(g)	the Company has obtained all the Required Approvals (in a form reasonably acceptable to the Purchaser) and such Required Approvals are in full force and effect such that 200 per cent of the Draw Down Amount (or, if 90 per cent of the Closing Bid Price on the Trading Day on which a Subscription Notice is sent when (i) multiplied by 200 per cent of the Draw Down Amount and (ii) added to the aggregate Subscription Price of all Ordinary Shares already issued pursuant to Closing Notices would exceed CHF 60,000,000, such smaller percentage of the Draw Down Amount (being not less than 100 per cent) as is capable of being issued without exceeding such CHF 60,000,000 limit) may be duly allotted and issued to the Purchaser;

(h)	the representations and warranties of the Company contained herein are true and correct In all respects as of the relevant Notice Date as repeated at that time (except that representations and warranties that are expressed by their terms to be made as of a specific date need be true in all respects only as of such date);

(i)	the Company and each Share Provider have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company or the Share Provider (as the case may be) at or prior to the Notice Date;

(j)	no Material Adverse Event has occurred or is reasonably expected to occur;

(k)	no inquiry, investigation or other proceeding, whether formal or informal, has been commenced, announced or threatened, no order has been issued by any governmental or regulatory organisation or stock exchange and there has been no change of law or policy, or the interpretation or administration thereof, in each case which operates or could operate to prevent, suspend, hinder, delay, restrict or otherwise have a significant adverse effect on the transactions contemplated by this Agreement or which could have a material adverse effect on the Purchaser; and

(l)	Listing of the issued Ordinary Shares has not been suspended or threatened to be suspended by the Principal Market during the thirty Trading Days prior to the relevant Notice Date.

2.3	Pricing Period Obligation Limitation and Increase

On and subject to the terms and conditions of this Agreement, the Purchaser shall be obliged, with respect to any Subscription Notice and Pricing Period, to subscribe for a number of Ordinary Shares which is not less than 50 per cent of the Pricing Period Obligation, and the Purchaser shall be entitled at its sole discretion to elect to subscribe for up to 200 per cent of the Pricing Period Obligation, provided that the Purchaser shall not be obliged to subscribe for a percentage of the Pricing Period Obligation that has an aggregate Subscription Price which, when added to the aggregate Subscription Price of all Ordinary Shares issued pursuant to all prior Closing Notices, would exceed CHF 60,000,000; and further provided in each case that if, on any Trading Day during any Pricing Period, a Material Adverse Event occurs, the Purchaser shall be entitled at its sole discretion to elect to treat that Trading Day and any other Trading Day during the relevant Pricing Period as a Knockout Day. The Purchaser shall not be obliged to purchase any Ordinary Shares pursuant to this Agreement if the Purchaser would in consequence be required to make a mandatory offer to purchase all or any of the outstanding Ordinary Shares.

2.4	Fee

(a)	The Company shall pay to GEMIA a fee of CHF 1,200,000 (which sum shall be deemed to be exclusive of any applicable taxes and duties) (the “Fee”), payable upon proceeds from the first few Drawdowns; provided however, that the Fee shall be reduced to CHF 500,000 (the “Reduced Fee”) in the event that the Ordinary Shares have not been Usted on a Principal Market twelve (12) months after the date of this Agreement. The Company shall, on the date of this Agreement, provide a Promissory Note as evidence of its obligation to pay the Fee.

(b)	The Purchaser shall deduct from the sum payable by it In respect of the aggregate Subscription Price payable by it pursuant to a Closing Notice on a Closing Date the amount of the Fee or, If less, the portion thereof equal to such aggregate Subscription Price and shall pay such amount to GEMIA on behalf of the Company. Such deduction shall be a full discharge to the Company of its obligation to pay the Fee or the relevant portion thereof (as the case may be).

(c)	If on the expiry of twelve (12) months from the date of this Agreement the Usting of the Ordinary Shares has occurred, but no Closing Date has occurred, the Company shall pay the total outstanding amount of the applicable Fee to GEMIA.

(d)	If on the expiry of twelve (12) months from the date of this Agreement no Listing of the Ordinary Shares has occurred, the Company shall pay the total outstanding amount of the outstanding Reduced Fee to GEMIA.

(e)	It is therefore expressly acknowledged that the Fee or, as the case may be, the Reduced Fee shall be due on the first anniversary of the Agreement, regardless of whether a Closing Date has occurred (in case of the Fee) or whether a Listing has occurred (in the case of the Reduced Fee) before that date.

(f)	It is hereby acknowledged that if, on any date prior to the Payment Date (as that term is defined in the Promissory Note) the Company pays any portion of the Fee (the “Paid Amount”) to GEMIA the amount due to GEMIA under the Promissory Note shall be reduced by an amount equal to the Paid Amount. In such circumstances, the Company shall issue a new Promissory Note to GEMIA for an amount equal to the Fee minus the Paid Amount (or if a number of payments have been made, the aggregate of all such Paid Amounts) against surrender by GEMIA of its existing Promissory Note to the Company.

(g)	If for any reason:

(i)	the Company fails to comply with its obligations to pay the Fee or any portion thereof in accordance with any of the provisions of this clause 2.4;

(ii)	the Company or any Share Provider has breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement and (if such breach is curable) such breach is not cured within five Business Days following receipt by the Company of notice of such breach or there has been any Material Adverse Event;

(iii)	the Company ceases to carry on business at any time before the Fee is paid in full; or

(iv)	any steps are taken by any person to initiate any form of insolvency or administration proceedings in relation to the Company before the Fee is paid in full;

the outstanding balance of the Fee at that time shall become immediately due and payable.

(h)	If any sum payable under this clause 2.4 is not paid on the due date of payment, interest shall accrue on such sum from and including the due date for payment to but excluding the date on which payment is made at a rate of four per cent per annum above the CHF-LIBOR base rate of Barclays Bank PLC from time to time, compounded monthly.

3.	Closing Notice

At or before 9.00 a.m. (Swiss time) on the first Trading Day immediately following the end of each Pricing Period, the Purchaser shall deliver to the Company a Closing Notice stating the exact number of Ordinary Shares for which it wishes to subscribe in accordance with clause 2.3 stating the applicable Subscription Price and attaching copy extracts from Bloomberg showing each of the Closing Bid Prices during the Pricing Period.

4.	Subscription For Ordinary Shares

4.1	Prior Notification of a Subscription Notice

Not later than five (5) Trading Days prior to the delivery of a Subscription Notice, the Company shall notify each of the Share Providers and the Purchaser in writing of Its intention to deliver a Subscription Notice on a Notice Date and shall specify in such notification the Draw Down Amount and the Notice Date. For the avoidance of doubt the Company shall not be obliged to proceed to issue a Subscription Notice following such notification but in the event that it decides not to do so it shall notify the Share Providers and the Purchaser thereof promptly in writing.

4.2	Share Provision

The Share Providers shall be deemed upon receipt of any such notification to offer (the “Offer”) and shall be obliged to provide, as a lender, Ordinary Shares to the Purchaser on the following terms:

(a)	the total number of Ordinary Shares which the Share Providers shall offer to provide (excluding any Ordinary Shares which have already been provided and which have not yet been returned to the relevant Share Provider by the Purchaser pursuant to this Agreement) (the “Provided Shares”) shall be equal to 100 per cent of the Draw Down Amount;

(b)	the Purchaser shall be deemed to accept the Offer in full unless it shall have notified the Share Providers otherwise on or prior to the date which is four Trading Days prior to the Notice Date;

(c)	the Share Providers shall together deliver the Provided Shares which are to be delivered (the “Share Provision”) to the Settlement System account of the Purchaser prior to the Notice Date; and

(d)	the Settlement System account to be used for each delivery of Provided Shares shall be designated by the Purchaser not later than three Trading Days prior to the relevant Notice Date, such designation being binding with respect to all future deliveries of Provided Shares unless the Share Providers are informed by the Purchaser in writing of the details of a new account to be used for deliveries of Provided Shares on a Notice Date on or prior to the date which is three Trading Days prior to such Notice Date.

In the event that the Company does not proceed to issue a Subscription Notice following the making of a notification of an intention to do so under clause 4.1 on the Notice Date specified in the notification from the Company under clause 4.1 or within a period of three Trading Days thereafter, the Offer made by the Share Providers in relation thereto and any contract with the Purchaser in respect of Provided Shares relating thereto shall be deemed to be terminated with immediate effect and the Purchaser shall, at the cost of the Share Providers, procure that any Provided Shares which have been delivered to the Purchaser’s Settlement System account pursuant to such Offer shall be promptly returned to the relevant Share Providers.

4.3	Further Terms of Share Provision

(a)	Each Share Provision shall be concluded for a term commencing on the date of delivery of the Provided Shares to the Purchaser and, subject to clause 4.6, ending on the day on which the Purchaser shall have discharged its obligations in respect thereof under this clause 4.3.

(b)	The number of Ordinary Shares to be subscribed by the Purchaser on a Closing Date shall be referred to as the “Issue Amount”. Where the number of Provided Shares transferred to the Purchaser by the Share Providers in connection with a Subscription Notice is greater than the Issue Amount specified in the corresponding Closing Notice, the Purchaser shall return to the Share Provider any Provided Shares received in excess of the Issue Amount without undue delay, but in any case by no later than the first Business Day on which the Settlement System is in operation following the Closing Date.

(c)	After the Ordinary Shares issued pursuant to this Agreement have been Listed, the Purchaser shall repay the balance of the relevant Share Provision by either transferring a number of Ordinary Shares which is equal to the number of outstanding Provided Shares to the Share Providers or giving instructions for such repayment to be effected by direct issue of that number of Ordinary Shares to the Share Providers in accordance with clause 4.5. The Purchaser discharges all its obligations to the Share Providers in respect of the delivery of such number of Ordinary Shares to the Share Providers by giving such instructions in accordance with clause 4.5. if the Purchaser performs its obligations to pay the money due under clause 4.4(d) in respect of the Ordinary Shares to be subscribed pursuant to any Closing Notice, it shall have no liability or responsibility to the Share Providers if the Company fails to comply with Its obligation in respect of the issue or delivery of the relevant Ordinary Shares and in such event the Purchaser shall discharge all its obligations to the Share Providers under this clause 4.3(c) by assigning to the Share Providers its rights to receive from the Company the relevant number of Ordinary Shares.

(d)	Where there is at any time more than one Share Provider, their obligations under this Agreement are undertaken by them jointly and severally and the Share Providers shall be responsible for informing the Purchaser to which of them any Ordinary Shares are to be transferred or rights to receive Ordinary Shares are to be assigned in accordance with clause 4.3(c) and any Provided Shares are to be returned to in accordance with clause 4.2 or clause 4.3(b).

4.4	Subscription Closing

Subject to:

(a)	the satisfaction (or waiver in writing by the Purchaser) of the conditions set out in clause 2.2 as at the Closing Date (but so that all references in such conditions to “the Notice Date” shall for the purposes of this clause 4.4 be treated as referring to “the Closing Date”);

(b)	the subscription and payment for the Ordinary Shares pursuant to the relevant Closing Notice and Listing of such Ordinary Shares not being prohibited or enjoined (temporarily or permanently) by any applicable law or governmental or other regulation including the Listing Rules (other than by reason of the Purchaser’s breach of its representations, warranties and/or undertakings in this Agreement);and

(c)	no change having become effective between the date of this Agreement and each Closing Date, in any law or regulation (whether governmental or otherwise) which would adversely affect in any material aspect the holding or disposal of Ordinary Shares by the Purchaser or the Purchaser’s rights in respect thereof:

on the first Trading Day following the applicable Pricing Period or, if the Settlement System is not in operation on that day, the next Trading Day on which the Settlement System is In operation (each, a “Closing Date”):

(d)	the Purchaser shall apply to the Company to subscribe for the number of Ordinary Shares set out in the relevant Closing Notice and shall remit by wire transfer to an account designated by the Company an amount equal to the product of (A) such number of Ordinary Shares and (B) the applicable Subscription Price; the Parties acknowledge and agree that this payment will be made as an advance payment by the Purchaser of the aggregate Subscription Price for the Ordinary Shares to be issued pursuant to the relevant Closing Notice and the Company will apply the relevant sum in full (without deduction) towards the fulfilment of the Purchaser’s obligation to pay the Subscription Price applicable to the Ordinary Shares; and

(e)	the Company shall acknowledge in writing to the Purchaser that It has received an application from the Purchaser to subscribe for the relevant number of Ordinary Shares and an amount equal to the aggregate Subscription Price for such Ordinary Shares, and shall send a copy of such acknowledgment to the Share Providers.

4.5	Issue of Ordinary Shares to the Purchaser or the Share Providers

Within twelve months of any Closing Date the Company shall issue or deliver to the Purchaser the number of Ordinary Shares subscribed for by the Purchaser on the relevant Closing Date. This issue or delivery shall be made, at the Purchaser’s option, either by way of crediting such aggregate number of Listed Ordinary Shares to the Purchaser’s Brokerage Account specified in the Closing Notice (provided that an account with the account number set forth in the Closing Notice has been opened and remains open) or by crediting them to another account or accounts designated by the Purchaser. The Purchaser may, as provided in clause 4.3(c), instruct the Company to book such Ordinary Shares in a freely tradable and Listed form on its behalf to an account or accounts designated by the Share Providers as are required to be booked to the Share Providers in fulfilment of its obligation to repay the equivalent number of Ordinary Shares to the Share Providers under the relevant Share Provision. The Purchaser may revoke the foregoing instruction to the Company if the Share Providers are in breach of any material term of this Agreement. The Company hereby undertakes to the Share Providers and the Purchaser that It shall comply with all instructions from the Purchaser given pursuant to this clause 4.5.

To the extent required under applicable Swiss corporate law, the Purchaser or the Share Provider(s) shall execute a subscription form in accordance with Article 652 para. 1 and 2 in connection with Article 630 para. 1 no. 2 of the Swiss Code of Obligations.

4.6	No Claim by Share Providers against Purchaser

The Share Providers shall have no claim against the Purchaser in respect of any failure to deliver to them a number of Ordinary Shares equal to the number of Provided Shares if and to the extent that (i) the Purchaser has subscribed for the number of Ordinary Shares set out in the relevant Closing Notice, and (ii) the Purchaser has instructed the Company to deliver a number of Ordinary Shares equal to the number of Provided Shares which remain outstanding pursuant to the relevant Share Provision to the Share Providers.

4.7	Replacement of Share Providers

A Share Provider may withdraw from this Agreement subject to notifying the Company and the Purchaser of its intention thereof and subject to a notice period of three months. The Purchaser shall thereafter not have any obligations under this Agreement until one or more persons has executed a deed of adherence in which they confirm that they have become a party to this Agreement in the capacity of a Share Provider and agree to be bound by all applicable terms of this Agreement.

4.8	Warranties of the Share Providers

The warranties in this clause 4.8 shall be deemed to have been repealed as at each Notice Date, as at each Closing Date and as at each date on which Ordinary Shares are issued or delivered to the Purchaser’s Settlement System account pursuant to this Agreement with reference to the facts and circumstances existing on that date. Each Share Provider hereby represents, warrants and undertakes to the Purchaser that the following statements are true and accurate in all respects:

(a)	such Share Provider has the requisite power and authority to enter into and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder;

(b)	such Share Provider is the legal and beneficial owner of any Provided Shares it provides pursuant to this Agreement; and

(c)	such Share Provider is not required to obtain any consent, waiver, authorisation or order of, or make any filing (other than making the necessary disclosures pursuant to the Swiss Financial Markets Infrastructure Act and its implementing ordinances and regulations) or registration with, any court or other governmental or regulatory authority or other Person (including the approval of its director) in connection with the execution, delivery and performance by it of this Agreement and as of the Notice Date and as of the Closing Date any necessary consents and approvals have been obtained and remain in full force in respect of the provision of the Provided Shares.

5.	Issue of Warrant

5.1	The Company shall as soon as reasonably practicable after the date of this Agreement, but in any event no later than 30 Business Days after the date on which the Listing of the Ordinary Shares becomes effective (the date on which the Listing of the Ordinary Shares becomes effective, the “Listing Date”), issue and deliver to the Purchaser Warrants in the form and terms set out in Exhibit E to subscribe for Ordinary Shares in the Company representing six per cent (6%) of the Company on a fully diluted basis as of the Listing Date (taking into account, for the avoidance of doubt, all share classes of the Company) at an exercise price per Ordinary Share equal to 120% of the volume-weighted average price of all transactions executed on the Principal Market on which the Ordinary Shares are initially Listed during the first Trading Day after the Ordinary Shares become Listed on such Principal Market. The Warrant shall be exercisable for a period of five (5) years after the Listing Date. No additional consideration shall be payable by the Purchaser for the issue of the Warrants.

5.2	If the Warrants are not issued and delivered by the Company In accordance with clause 5.1 within 30 Business Days after the Listing Date (the “Warrants Delivery Date”), the Company shall indemnify the Purchaser, with the sum of the higher of CHF 9,500,000 and the Black Scholes Value of the Warrants as calculated on the Warrants Delivery Date (the “Warrants Payment”). For the avoidance of doubt, the Purchaser shall only be entitled to claim either the Warrants Payment or the issuance and delivery of the Warrants.

5.3	The Warrants Payment shall be payable in cash on the first Business Day as follows;

(a)	the Warrants Payment may be payable by the Company either in cash or in free unrestricted Ordinary Shares; and

(b)	that part of the Warrants Payment payable in cash must be paid by the Company by telegraphic transfer (for same day value on the first Business Day after the Warrants Delivery Date) to an account of which the Purchaser shall have given written details to the Company for this purpose; and

(c)	if part of the Warrants Payment is to be paid with Ordinary Shares:

(i)	such part of the Warrants Payment must be paid by the Company by delivering to the Purchaser (at the securities account that it designates for such purposes) the relevant Ordinary Shares on the first Business Day after the Warrants Delivery Date; and

(ii)	In order to calculate the number of Ordinary Shares to be delivered by the Company to the Purchaser, the relevant Ordinary Shares shall be valued at their value weighted average price during the five Trading Days immediately prior to the Warrants Delivery Date.

6.	Representations, warranties, and Undertakings of the Company

6.1	Representations, Warranties and Undertakings

The Company hereby represents, warrants and undertakes to the Purchaser that the Warranties are true and accurate in all respects as at the date of this Agreement. The Warranties shall be deemed to have been repeated as at each Notice Date, as at each Closing Date and as at each date on which Ordinary Shares become issued and Listed pursuant to this Agreement, each date on which a Warrant is exercised and each date on which Ordinary Shares are transferred pursuant to the Warrant Agreement with reference to the facts and circumstances existing on that date with reference to the facts and circumstances existing on that date.

(a)	Organisation and Qualification

Each of the Company and each of its Subsidiaries is duly Incorporated and validly existing under the laws of its country of Incorporation with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted.

(b)	Organisation of Share Capital

The Ordinary Shares are and, for so long as this Agreement remains in force, will remain, but for the Class A Shares, par value CHF 0.01 each, to be issued prior to the Listing in connection with the reorganization of the Company for it to become the holding company of the WiSeKey group of companies and from time to time (the “Class A Shares”), the only class of shares in the equity share capital of the Company (where “equity share capital” refers to the issued shares of capital stock of the Company excluding any class of shares which neither as respects dividends nor as respects capital carry any right to participate beyond a specified amount in the distribution) and the Company shall not, but for the Class A Shares, for so long as this Agreement remains in force issue any shares which have rights differing from those attaching to the equity share capital in issue as at the date of this Agreement.

(c)	Authorisation; Enforcement

(i)	The Company has the requisite corporate power and authority to enter into this Agreement and on each Closing Date, to consummate the transactions contemplated by this Agreement that are to be consummated on that Closing Date and otherwise to carry out its obligations under this Agreement.

(ii)	The execution and delivery of this Agreement and the completion by it of the transactions required hereby have been duly authorised by all necessary action on the part of the Company, its directors and Its shareholders.

(iii)	This Agreement has been duly executed and delivered by the Company or on its behalf and the obligations assumed by the Company under this Agreement constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(d)	Share Capital and Warrants

As at the Notice Date, the issue of Ordinary Shares which may be issued as a result of the relevant Subscription Notice will not be subject to any pre-emptive or similar rights. The issue of Warrants and of Ordinary Shares pursuant to the exercise of any Warrants will not be subject to any pre-emptive or similar rights.

(e)	Issue of Ordinary Shares and Warrants

The Company has at the Notice Date, and thereafter during each Pricing Period immediately prior to the corresponding Closing Date, an adequate authorized and/or conditional share capital allowing it to issue Ordinary Shares, and/or holds a sufficient number of Ordinary Shares in treasury, to enable it to allot and issue or deliver the number of Ordinary Shares equal to 200 per cent of the Draw Down Amount set forth in the relevant Subscription Notice. The Ordinary Shares shall be free of any Liens, duly authorised, validly issued, fully paid and freely tradable, and application shall be made forthwith for the Ordinary Shares to be Listed.

(f)	No Conflicts

The execution, delivery and performance of this Agreement and the issue of Ordinary Shares by the Company pursuant to this Agreement, and the completion by the Company, as applicable, of the transactions contemplated hereby, do not and will not conflict with or violate any provision of the Articles.

(g)	Consents and Approvals

Except for any necessary approvals from the Principal Markel for the Listing of Ordinary Shares issued pursuant to a Subscription Notice, the internal approvals referred to in clause 6.1(c)(ii), disclosures pursuant to the Swiss Financial Markets Infrastructure Act and its implementing ordinances and regulations, the registration of any newly issued Ordinary Shares with the commercial register, neither the Company nor any Subsidiary is required to obtain any consent, waiver, authorisation or order of, or make any filing or registration with, any court or other governmental or regulatory authority or other Person in connection with the execution, delivery and performance by the Company of this Agreement and the issue of Ordinary Shares pursuant to a Closing Notice. The Company shall procure that all Provided Shares are Listed at all times, that all Ordinary Shares issued pursuant to this Agreement shall, subject to the Listing of the Ordinary Shares already in issue remaining effective, be Listed as soon as possible under the Listing Rules after their issue date.

(h)	Litigation; Proceedings

There is no action, suit, notice of violation, proceeding or investigation pending or, to the best knowledge of the Directors of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets before or by any court, governmental or administrative agency or regulatory authority which (i) relates to or challenges the legality, validity or enforceability of this Agreement or Warrant Agreement or (ii) could, individually or in the aggregate, be reasonably expected to impair materially the ability of the Company to perform fully on a timely basis its obligations under this Agreement or the Share Lenders to perform fully on a timely basis Its obligations under the Warrant Agreement.

(i)	Exchange/Market

Upon delivery of a Subscription Notice, the Ordinary Shares in issue will be duly Listed. After consultation prior to each Notice Date with the Company’s relevant advisers and brokers, the Company knows of no reason why the Principal Market will not admit to Listing the maximum number of Ordinary Shares which may be issued pursuant to this Agreement.

(j)	Non-Public information

The Company acknowledges that neither it nor any of its representatives or agents has provided the Purchaser or any of its representatives or agents identified to or known by the Company as such with what it reasonably believes to be any material non-public information regarding or related to the Company or its respective operations, personnel, technologies or prospects that has not otherwise been made publicly available.

(k)	Solvency

The Company and its Subsidiaries are Solvent. No transfer of property has been or is being made by the Company or its Subsidiaries and no obligation has been or is being incurred by the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement or related documents with the intent to hinder, delay or defraud creditors of the Company or any Subsidiary.

6.2	Material Adverse Events

The Company hereby agrees that as at each Closing Date and as at each date on which Ordinary Shares are to be issued pursuant to this Agreement it shall be deemed to represent and warrant to the Purchaser that there shall have been no Material Adverse Event which occurred or became public or generally known since the Immediately preceding Notice Date (in relation to Ordinary Shares to be issued pursuant to this Agreement) or which is reasonably expected to occur.

6.3	Purchaser’s Reliance

The Company acknowledges that the Purchaser is entering into this Agreement and will subscribe for Ordinary Shares pursuant to this Agreement and enter into and exercise its rights under the Warrant Agreement in reliance on the representations, warranties, undertakings and covenants of the Company contained in this Agreement, including those contained in clauses 6.1 and 6.2.

7.	Representations and Warranties of the Purchaser

The Purchaser hereby represents, warrants and undertakes to the Company that the following statements are true and accurate in all respects. The warranties are deemed to be repeated on each Notice Date, each Closing Date and each date on which Ordinary Shares become issued pursuant to the Agreement with reference to the facts and circumstances existing at that date.

7.1	Organisation; Authority

The Purchaser is a company duly formed and validly existing under the laws of Luxembourg. The Purchaser has the requisite power and authority to enter into and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder. The subscription of the Ordinary Shares pursuant to this Agreement and the Warrant Agreement by the Purchaser have been duly authorised by all necessary action on part of the Purchaser, its directors and shareholders. This Agreement has been duly executed and delivered by the Purchaser or on its behalf and the obligations assumed by the Purchaser pursuant to this Agreement constitute valid and legally binding obligations of the Purchaser, enforceable against the Purchaser.

7.2	Sale and Purchase of Ordinary Shares

(a)	The Purchaser agrees that it shall not at any time during the Commitment Period sell Ordinary Shares exceeding the number of Ordinary Shares which it owns and/or has the right to subscribe for pursuant to an outstanding Subscription Notice or the Warrants. For the avoidance of doubt, during each Pricing Period the Purchaser shall have the right to sell an amount of Ordinary Shares equal to the Draw Down Amount stated in the relevant Subscription Notice.

(b)	The Purchaser undertakes that, during a Pricing Period, it shall not on any Trading Day sell Ordinary Shares exceeding such number as represent one 15th of the Draw Down Amount specified in the relevant Subscription Notice.

8.	Other Agreements of the Parties

8.1	Application of Proceeds

The Company covenants and undertakes with the Purchaser and GEMIA that it shall procure that the subscription monies received by the Company pursuant to this Agreement shall be used by the Company primarily for general corporate purposes and for working capital purposes.

8.2	Solicitation Materials

Other than as may be required by law or any regulation, the Company, its Affiliates and any Person acting on their behalf have not and shall not: (i) distribute any offering materials in connection with the offering and Issue of Ordinary Shares pursuant to this Agreement, except as required under the Listing Rules; (ii) solicit any offer to buy or sell such securities by means of any form of general solicitation or advertising; (iii) engage in any “directed selling efforts” as such term is defined in Rule 902 under the Securities Act; or (iv) take any action which would subject the issue of such Ordinary Shares to the registration requirements of section 5 of the Securities Act or to any securities laws of any applicable jurisdiction.

9.	Termination

9.1	Termination by Mutual Consent

This Agreement may be terminated at any time during the Commitment Period by the mutual consent of the Company, the Purchaser and GEMIA.

9.2	Termination by the Purchaser

This Agreement may be terminated forthwith during the Commitment Period by the Purchaser by giving written notice of such termination to the Company if: (a) the Company or any Share Provider has breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement (including any failure to issue and/or, procure the Listing of Ordinary Shares on time) and (if such breach is curable) such breach is not cured within five Business Days following receipt by the Company of notice of such breach; (b) there has been a change in applicable law which materially impacts the Purchasers obligations under this Agreement; or (c) there has been any Material Adverse Event; or (d) there has been a Material Change in Ownership.

9.3	Effect of Termination

In the event of the termination of this Agreement pursuant to this clause 9 by the Purchaser the parties shall retain all accrued rights and shall retain all rights and remain bound by all obligations under this Agreement as respects Ordinary Shares previously issued to the Purchaser (or its nominee) hereunder and pursuant to the Warrant Agreement, and nothing herein shall relieve any terminating party from liability for any prior breach of any of its agreements, covenants, representations, warranties or other obligations under this Agreement or for fraud.

10.	Miscellaneous

10.1	Fees and Expenses

(a)	The Company shall pay all and any stamp duty or share transfer or registration or similar duties, taxes or fees arising under the laws of any jurisdiction in connection with the subscription by the Purchaser (or its nominee(s)) for Ordinary Shares pursuant to this Agreement, the entry into the Warrant Agreement, the exercise of Warrant and each other transaction pursuant to this Agreement.

(b)	Other than as expressly set out in this Agreement, each of the Company, the Purchaser and GEMIA and each party to the Warrant Agreement shall pay its own costs, fees and expenses in connection with the negotiation and execution of this Agreement and the completion of the transactions contemplated by this Agreement.

10.2	Indemnity

In addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Purchaser, GEMIA and any assignee of their rights under this Agreement or transferee of Warrants and their respective directors, partners, members, shareholders, managers, officers, employees and agents (collectively, the “Indemnified Persons”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such indemnified Person is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”) incurred by any Indemnified Person as a result of, arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement or any other certificate, instrument or document contemplated hereby, (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement or any other certificate, instrument or document contemplated thereby, and (c) any proceeding, investigation, cause of action, suit or claim brought, made or threatened against such indemnified Person as a result of, arising out of, or relating to (I) the execution, delivery, performance or enforcement of this Agreement or any other certificate, instrument or document contemplated hereby or (ii) the Indemnified Person being an investor in the Company. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

10.3	Amendments Regarding Swiss Law and Primary Market Regulations

To the extent required or practical due to the requirements under Swiss law and the Primary Market regulations, the Parties shall amend this Agreement as necessary or practicable to comply with Swiss law and/or the Primary Market regulations, in particular with regard to the mechanics of the issuance, deliver and Listing of the Ordinary Shares.

10.4	Entire Agreement

This Agreement (including the Exhibits to it) contains the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, oral or written, relating to the subject matter of this Agreement. For the avoidance of doubt, all letters and any other arrangements between the Company, the Purchaser and GEMIA written or entered into prior to the date of this Agreement shall cease to be of any effect and no party shall have any claim or right of action pursuant thereto.

10.5	Notices

Any notice or other communication required or permitted to be given under the terms of this Agreement shall be in writing and shall be deemed to have been received upon hand delivery (receipt acknowledged), facsimile transmission (with transmission confirmation report) (if a fax number has been provided for such purposes) or email (if an email address has been provided for such purposes) to the address or number designated below (if delivered on a Business Day prior to 5:00 p.m., Swiss time), or on the first Business Day following such delivery (if delivered other than prior to 5:00 p.m., Swiss time on a Business Day). The addresses and numbers for such communications shall be: for the Purchaser and GEMIA, as specified in Schedule 1; for the Share Providers, as specified in Schedule 2; and for the Company, its registered office for the time being and email address raffaele@petrone.it, each such communication being marked for the attention of Raffaele Petrone, in all cases, such other address and fax number as shall be notified in writing by the recipient party to the sending party from time to time.

10.6	Amendments; Waivers

No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by each of the Company and the Purchaser, or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought.

10.7	Headings

The headings in this Agreement are for convenience only, and shall be ignored in construing its terms.

10.8	Assignment

(a)	The Company may not assign or otherwise transfer any of its rights under this Agreement.

(b)	The Purchaser shall be entitled to assign its rights and obligations (in whole or in part) under this Agreement to any Affiliate of the Purchaser or GEMIA, but not to any other Person. Any permitted assignment of the Purchaser’s rights or obligations shall be effected by the entry by the Purchaser and the assignee into a deed of novation in the form set out in Exhibit C (into which the Company shall promptly enter on the request of the Purchaser).

10.9	No Third-Party Beneficiaries

A person who is not a party to this Agreement (other than a permitted transferee or assignee to whom rights have been transferred in accordance with clause 10.8) has no rights under Article 112 of the Swiss Code of Obligations (or under equivalent legislation in any Jurisdiction) to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

10.10	Remedies and Waiver

The remedies provided in this Agreement shall be cumulative and in addition to all other remedies available under this Agreement or otherwise provided by law. Any delay by either party in exercising or falling to exercise any right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any rights or remedy under this Agreement or otherwise shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy. Any waiver of a breach of any of the terms of this Agreement or of any default hereunder shall not be deemed to be a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement.

10.11	Survival

The representations, warranties, covenants and agreements of the Company, the Share Providers and the Purchaser contained in this Agreement shall survive the signing of this Agreement, each Notice Date, each Closing Dale, the termination of the Commitment Period and the termination of this Agreement to the extent provided in clause 9.3.

10.12	Counterpart Signatures

This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

10.13	Severability

In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby.

10.14	Publicity

The Company covenants to the Purchaser that: (a) on or prior to the date of delivery of the first Subscription Notice to the Purchaser pursuant to this Agreement, it shall make an announcement to the Principal Market, in terms agreed with the Purchaser and in accordance, where applicable, with the requirements of the Principal Market, of the fact that this Agreement has been entered into by the Company; and (b) in the event that a Subscription Notice or a Closing Notice is issued and the fact of such issue can reasonably be expected to constitute inside information within the meaning of the Swiss Financial Markets Infrastructure Act and its implementing ordinances and regulations or any other relevant legislation concerning the use of inside information in relation to listed securities, it shall forthwith upon such issue announce details thereof in accordance, where applicable, with the requirements of the Principal Market. Save to the extent required by law or by the Principal Market or any other regulatory authority (in which case the Company and the Purchaser shall be obligated to use their respective reasonable endeavours to consult with one another), the Company and the Purchaser shall have the right to approve before issue any press releases or any other public statement which the other may propose to issue or make with respect to any aspect of the transactions contemplated hereby (other than any announcement required pursuant to part (b) of the first sentence of this clause 10.14).

10.15	Withholding and Deductions

All payments and transfers to be made by the Company pursuant to this Agreement or any document entered into pursuant to it shall be made without set-off or counterclaim and free and clear of and without deduction or withholding for or on account of any tax except to the extent, if any, required by any applicable law. If the Company is required to make any deduction or withholding from any sum payable or transfer to be made by the Company to the Purchaser or GEMIA, the Company shall pay an additional amount or make an additional transfer to the Purchaser or GEMIA so as to ensure that, after the making of the deduction or withholding, the Purchaser or GEMIA (as the case may be) receives and retains (free from any liability in respect of any such deduction or withholding) a net payment or transfer equal to that which it would have received and so retained had no such deduction or withholding been made.

10.16	Further Assurances

Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the completion of the transactions contemplated hereby.

10.17	Cost of Enforcement of this Agreement

In the event that either the Purchaser or GEMIA takes any action to enforce any of the terms of, or preserve any rights under, this Agreement or to recover any sum owed to it in accordance with this Agreement, the Company shall forthwith on demand reimburse the Purchaser and/or GEMIA and/or any of their Affiliates, as the case may be, for all costs and expenses (including legal fees and applicable taxes) reasonably incurred in connection with such enforcement.

10.18	Acknowledgment by the Company

The Company hereby acknowledges that:

(a)	it has read and understood fully the content of this Agreement, including, but not limited to, the pricing mechanisms, the Knockout Days, the number of Ordinary Shares to be subscribed for at the end of each Pricing Period, the payment of the Fee and, the issue of Warrants, and that it is entering into this Agreement on the basis of its own independent assessment of the risks and liabilities undertaken hereunder, without any representation having been made by the Purchaser or GEMIA or any of their Affiliates as to the effect, operation or results of this Agreement; and

(b)	it has been advised by its own legal and financial advisers in relation to its assessment of the risks and liabilities undertaken hereunder and that neither the Purchaser nor GEMIA nor any of their Affiliates has provided investment advice to the Company in connection with the matters agreed in this Agreement or has solicited or induced the Company to enter into this Agreement.

10.19	Governing Law and Jurisdiction

(a)	This Agreement (together with ail documents to be entered into pursuant to it which are not expressed to be governed by another law) and any dispute or claim arising out of or in connection with it or its subject matter existence, validity or termination (including non-contractual disputes or claims) is governed by and shall be construed and take effect in accordance with the laws of Switzerland.

(b)	All disputes, controversies or claims between the Parties arising out of or in connection with this agreement (including its existence, validity or termination) which cannot be amicably resolved shall be finally resolved and settled under the LCIA Rules (the “Rules”). The arbitration tribunal shall be composed of three (3) arbitrators. The arbitration will take place in London, UK, and shall be conducted in the English language. The arbitration award shall be final and binding on the Parties.

Schedule 1 – Contact Details of the Purchaser and GEM Management

Name	Address and Facsimilie Number	Percentage Allocation of Ordinary Shares and Warrants

GEM Global Yield Fund LLC SCS	GEM Global Yield Fund LLC SCS c/o GEM North America 590 Madison Avenue, 36th Floor New York NY 10022 USA Tel.: 001 (212) 582 3400 Fax: 001 (212) 265 4035 FAO: Chris Brown cbrown@gemny.com	100 per cent

GEM Investments America, LLC.	GEM Investments America, LLC 590 Madison Avenue, 36th Floor New York NY 10022 USA Tel.: 001 (212) 582 3400 Fax: 001 (212) 265 4035 FAO: Chris Brown cbrownCoemnv.com	None

SCHEDULE 2 – Details of Share Providers

Share Provider’s Name	Share Provider’s Address and Facsimile Number	Initial Percentage Commitment of Provided Shares

Carlos Moreira

Execution Page

Executed by the Parties:

The Company: /s/ Peter Ward /s/ Carlos moreira	Executed by WISeKey /s/ Peter Ward

The Purchaser: /s/	Executed by GEM Global Yield Fund LLC SCS acting by: /s/ Carlos Moreira
Authorised signatory

GEMIA: /s/	Executed by GEM Investments America, LLC acting by

Authorised signatory

/s/

Exhibit A – Form of Subscription Notice

To: GEM Global Yield Fund LLC SCS

We refer to the subscription and share provision agreement (the “Agreement”) dated poi 20[.] between (amongst others) us, GEM Investments America, LLC and yourselves. Terms defined In the Agreement have the same meaning herein. This Subscription Notice is being delivered to you pursuant to clause 2.1 of the Agreement.

We understand that the Closing Bid Price for the Trading Day immediately preceding the date of this notice was CHFM.

The Draw Down Amount applicable to this Subscription Notice shall be [●] Ordinary Shares. The Floor Price applicable to this Subscription Notice shall be CI-IF[●].

We hereby certify that that all conditions precedent to the delivery of this Subscription Notice pursuant to the Agreement have been satisfied (or waived in writing by you.)

Purchaser’s Name	Allocated Proportion
GEM Global Yield Fund LLC SCS	100 per cent

Signed by:	/s/ Carlos Moreira /s/ Peter Ward
Name:	Carlos Moreira Peter Ward
Date:	CEO and CFO

For and on behalf of

WISeKey International Holding Ltd

Exhibit B – Form of Closing Notice

WISeKey International Holding AG

Attention: Board of Directors

We refer to the subscription and share provision agreement (the “Agreement”) dated [4.] 20[s] between us, GEM Investments America, LLC, the Share Providers and yourselves and to the Subscription Notice delivered to us on [•] 20[__]. Terms defined in the Agreement have the same meaning herein.

We hereby give you notice pursuant to clause 3 of the Agreement that we accept the Subscription Notice for [•] Ordinary Shares, being [•] per cent of the Ordinary Shares stated therein. [The reason that such number of Ordinary Shares represents a smaller/greater number than the number of Ordinary Shares set forth in the Subscription Notice is as follows: [•].]

The average of the Closing Bid Prices in the Pricing Period (excluding any Closing Bid Prices on Knockout Days) is CHF [a] and the resulting Subscription Price Is CHF [4.] ([a] per cent of such average Closing Bid Price). The aggregate Subscription Price pursuant to this Closing Notice is therefore CHF[ ].

Copy extracts from Bloomberg showing each of the Closing Bid Prices during the Pricing Period are attached.

Please deliver such Ordinary Shares in accordance with the following instructions: [•].

Electronic book entry transfer requested (check one) (1) YES ___ NO___

Settlement System Participant ID: _________________

Settlement System Account ID: _________________

Signed by:____________________________ Name:_______________________________ Date:________________________________ For and on behalf of GEM GLOBAL YIELD FUND LLC SCS

Exhibit C – Form of Deed of Novation on Assignment by the Purchaser

THIS DEED is made on	([●] 20[●]

Between

(1)	GEM Global Yield Fund LLC SCS (together with its permitted successors and assigns), a company incorporated under the laws of Luxembourg whose registered office is at 412F, route diEsch, L-2086 Luxembourg (the “Assignor”);

(2)	WISEKEY INTERNATIONAL HOLDING LTD, a Company registered In Switzerland whose registered address is at General-Gulsan-Strasse 6, 6300 Zug (the “Company”), and

(3)	[•], [details] (the “Assignee”).

Whereas

(1)	By a subscription and share provision agreement dated [•] 20[•] (the “Agreement”) the Assignor granted to the Company an option to require the Assignor to subscribe, on the terms and subject to the conditions set out in the Agreement, for up to an aggregate of CHF 60,000,000 in value of Ordinary Shares.

(2)	The Assignor wishes to transfer its rights and obligations under the Agreement to the Assignee in accordance with clause 10.8 of the Agreement.

It is agreed:

1.	Definitions

Words and expressions defined in the Agreement shall have the same meanings In this Deed.

2.	Novation

For value received the Assignor sells assigns and transfers to the Assignee all its rights deriving under the Agreement. The Company hereby releases the Assignor from all of its obligations pursuant to the Agreement and the Assignee hereby agrees to assume responsibility for the performance of all such obligations. The Assignor hereby releases the Company from all its obligations pursuant to the Agreement and the Company hereby agrees that the Assignee shall be entitled to enforce all such obligations directly against the Company as if the Assignee were the Purchaser named in the Agreement.

3.	Warranties and Undertakings

3.1	The Assignee hereby represents, warrants and undertakes to the Company that it shall perform and comply with all terms of the Agreement in all respects as If it were the Purchaser originally named therein.

3.2	Without prejudice to the generality of the foregoing, the Assignee hereby represents warrants and undertakes to the Company that the statements set out in clause 7 of the Agreement (which statements shall be deemed to refer to the Assignee as the Purchaser) are now and will be true and accurate in all respects as at each Notice Date and at each Closing Date and on each date on which Ordinary Shares are due to be subscribed by and issued to the Assignee pursuant to the Agreement.

4.	Governing Law

This Deed and any dispute or claim arising out of or in connection with it shall be governed by the laws of Switzerland and the parties hereby submit to the exclusive jurisdiction of the Swiss courts for the purposes of any suit, action or proceeding arising out of or in connection with this Deed.

IN WITNESS WHEREOF the Assignor, the Company and the Assignee have executed and delivered this Deed the day and year first before written.

Exhibit D – Form of Promissory Note

Promissory Note
Of

WISeKey

Date: 19 January 2016

In consideration for entry by GEM Investment America, LLC (the “Beneficiary”) into the Subscription and Share Provision Agreement entered into between WISeKey International Holding Ltd, a Company registered in Switzerland whose registered address is at General-Guisan-Strasse 6, 6300 Zug, Switzerland (the “Company”), the Share Providers, GEM Global Yield Fund LLC SCS and the Beneficiary on or about the date of this Promissory Note, the Company hereby PROMISES TO PAY to the order of the Beneficiary the principal sum of

CHF 1,200,000 (the Fee)

ON DEMAND at any time on or after the first few Drawdowns (the “Payment Date”) together with interest on such principal sum at a rate of four per cent per annum above the base rate of Barclays Bank PLC from time to time, provided, however, that the Fee shall be reduced to CHF 500,000 in the event that the Ordinary Shares have not been Listed on a Principal Market twelve (12) months after the date of this Promissory Note. Interest at such rate shall accrue daily from the Payment Date, shall be calculated on the basis of the actual number of days elapsed in a year of 365 days, shall be compounded monthly and shall be payable on demand.

This note and any dispute or claim arising out of or in connection with it or its subject matter (including non-contractual disputes or claims) is governed by and shall be construed and take effect in accordance with the laws of Switzerland. The Company: (a) hereby irrevocably submits to the exclusive jurisdiction of the Swiss Courts for the purposes of any suit, action or proceeding arising out of or in connection with this note; and (b) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such courts, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.

Defined terms used in this Promissory Note and not defined therein shall have the same meaning as in the Share Subscription Facility executed between the Company, the Beneficiary and GEM Global Yield Fund LLC SCS on the date hereof.

IN WITNESS WHEREOF this promissory note is executed as a deed on the date first above written.

Executed as a deed	)
By: WISeKey International Holding Ltd	)
acting by	)
In the presence of	)

/s/	Signature of Witness

/s/	Name of Witness
Address of Witness

Exhibit E – Form of Warrant